Exhibit 21.1

NEWFIELD EXPLORATION COMPANY — LISTING OF SIGNIFICANT
SUBSIDIARIES AS OF FEBURARY 28, 2005

Exact Name of Subsidiary and Name	Jurisdiction of
Under Which Subsidiary Does Business	Incorporation or Organization
Newfield Exploration Mid-Continent Inc.	Delaware
Newfield Exploration Gulf Coast Inc.	Texas
EEX Operating LLC	Delaware
EEX Operating L.P.	Texas
EEX Capital, Inc.	Delaware
EEX Exploration & Production Company LLC	Delaware
EEX E&P Company, L.P.	Delaware
EEX Reserves Funding LLC	Delaware
EEX Reserves Company LLC	Delaware
Newfield Rocky Mountains Inc.	Delaware
Newfield Production Company	Texas